Registration No. 333-95919
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                        POST-EFFECTIVE AMENDMENT NO. 2 TO

                                    FORM S-8

                             REGISTRATION STATEMENT


                                      UNDER


                           THE SECURITIES ACT OF 1933


                                   ----------

                              FORTUNE BRANDS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

        Delaware                                             13-3295276
(State or Other Jurisdiction of                           (I.R.S. Employer
 Incorporation or Organization)                           Identification No.)

                 300 Tower Parkway, Lincolnshire, Illinois 60069
               (Address of Principal Executive Offices) (Zip Code)
                                   ----------

                                 Fortune Brands

                             Retirement Savings Plan
                            (Full Title of the Plan)
                                   ----------

        MARK A. ROCHE, ESQ.,                                     Copy to:
Senior Vice President, General Counsel                    EDWARD P. SMITH, ESQ.
           and Secretary                                 CHADBOURNE & PARKE LLP
       FORTUNE BRANDS, INC.                               30 Rockefeller Plaza
        300 Tower Parkway                               New York, New York 10112
   Lincolnshire, Illinois 60069
(Name and address of agent for service)

   Telephone number, including area code, of agent for service: (847) 484-4400

                                   ----------

       Adding Form S-3 Prospectus, Adding Exhibits and Furnishing Consent

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                                EXPLANATORY NOTE



         The prospectus, containing information required by Part I of Form S-8 and related to this Post-Effective Amendment No. 2 to the Fortune Brands, Inc. Registration Statement on Form S-8 (Registration No. 333-95919), is omitted from this Post-Effective Amendment No. 2 in accordance with the Note to Part I of Form S-8.

         This Post-Effective Amendment No. 2 includes a reoffer prospectus, prepared in accordance with the requirements of Form S-3 (the "Reoffer Prospectus"), which may be used for the offer and sale by certain officers and directors of Fortune Brands who may be deemed to be "affiliates" of Fortune Brands, as that term is defined in Rule 405 under the Securities Act of 1933, as amended, of securities registered hereunder.

         The Reoffer Prospectus is also being filed as part of Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 (Registration No. 333-95909) for the Fortune Brands, Inc. 1999 Long-Term Incentive Plan and as part of the Registration Statement on Form S-8 (Registration No.
333-87260) for the Fortune Brands 2002 Non-Employee Director Stock
Option Plan.

                              Fortune Brands, Inc.
                                   -----------
                                  Common Stock
                                   ----------

         This prospectus relates to offers and sales by certain of our officers and directors (also called Selling Stockholders) who may be deemed to be "affiliates" of Fortune Brands, Inc., as defined in Rule 405 under the Securities Act of 1933, as amended, of shares of our common stock that have been or may be acquired by such persons upon exercise of nonqualified stock options granted pursuant to our 2002 Non-Employee Director Stock Option Plan (the "2002 Director Plan") or our prior Non-Employee Director Stock Option Plan (the "1997 Director Plan" and, together with the 2002 Director Plan, the "Director Plans"), or upon the exercise of incentive stock options or nonqualified stock options granted pursuant to our 1999 Long-Term Incentive Plan, our 1990 Long-Term Incentive Plan, as amended, our 1986 Stock Option Plan, as amended, or our 1981 Stock Option Plan, as amended (collectively called the Employee Plans), or upon the exercise of stock appreciation rights granted under the Employee Plans in respect of options, or pursuant to performance awards or restricted stock or other stock-based awards, or dividend equivalents earned thereon, under the 1999 Plan or the 1990 Plan, or that have been or may be acquired by or for the account of such persons pursuant to our Retirement Savings Plan (formerly called the Defined Contribution Plan of Fortune Brands, Inc. and Participating Operating Companies) as a result of employee or employer contributions under such plan. The shares that may be so acquired by such persons pursuant to the Director Plans and the Employee Plans are called the award shares for purposes of this prospectus and the shares that have been or may be so acquired by such persons pursuant to the Retirement Savings Plan are herein referred to as the retirement plan shares.

         The accompanying annual supplement to this prospectus sets forth who the Selling Stockholders are and the number of award shares and retirement plan shares covered by this prospectus.

         Shares covered by this prospectus may be offered and sold from time to time by or on behalf of the Selling Stockholders through brokers on the New York Stock Exchange or otherwise at the prices prevailing at the time of such sales. No specified brokers or dealers have been designated by the Selling Stockholders and no agreement has been entered into in respect of brokerage commissions or for the exclusive or coordinated sale of any securities which may be offered pursuant to this prospectus. The net proceeds to the Selling Stockholders will be the proceeds received by them upon such sales, less brokerage commissions, if any. We will pay all expenses of preparing and reproducing this prospectus, but will not receive any of the proceeds from sales by any of the Selling Stockholders.

                                  -----------
         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ----------
                                 April 30, 2002

                                   THE COMPANY

         We are a holding company with subsidiaries engaged in the manufacture and sale of home products, office products, golf products and spirits and wine.

                  Our principal executive offices are currently located at 300 Tower Parkway, Lincolnshire, Illinois 60069, and our telephone number is (847) 484-4400.

                               RECENT DEVELOPMENTS

         In recent years, we have been engaged in a strategy of seeking to enhance the operations of our principal operating companies. Pursuant to this strategy, on April 12, 2002, our home products business acquired The Omega Group, a growing, privately-held manufacturer of high-quality kitchen and cabinetry. Primarily a supplier of custom, semi-custom and frameless semi-custom cabinetry to kitchen and bath dealers, The Omega Group will enhance the ability of our kitchen and bath business, MasterBrand Cabinets, Inc., to compete in the highly fragmented dealer channel, the industry's largest channel of distribution. On May 31, 2001, our spirits and wine business completed transactions with V&S Vin & Spirit AB ("V&S"), maker of Absolut Vodka, creating a joint venture, named Future Brands LLC (the "LLC"), to distribute both companies' spirits and wine brands in the United States. V&S paid $270 million to gain access to our spirits and wine business' U.S. distribution network and to acquire a 49% interest in the LLC, and paid $375 million to purchase a 10% equity interest in our spirits and wine subsidiary, Jim Beam Brands Worldwide, Inc. ("JBBW"), in the form of convertible preferred stock. V&S also received a 3-year option to increase its equity stake in JBBW by up to an additional 9.9%. V&S may require us to purchase the JBBW preferred stock in whole or in part at any time after May 31, 2004 or upon a change in control of JBBW, Jim Beam Brands Co., or certain other events.

         In 1999, JBBW formed an international sales and distribution joint venture, Maxxium Worldwide B.V. ("Maxxium"), with Remy-Cointreau and Highland Distillers, to distribute and sell spirits in key markets outside the United States. JBBW agreed to contribute assets related to its international distribution network and periodic cash payments with a total estimated value of $110 million in return for a one-third interest in the venture. JBBW's investment of $110 million is contingent upon achievement of certain contractual performance measures, which were not met in 2001. During 1999 and 2000, JBBW made cash investments of approximately $30 million and $25 million in Maxxium. The investments of JBBW in Maxxium were recorded at the book value of assets contributed plus cash invested.

         Also in 1999, our subsidiaries completed two acquisitions, one in the home products business and another in the office products business, for an aggregate cost of $103.6 million in cash, including fees and expenses.

         We have also disposed of subsidiaries having significant revenues but engaged in businesses we considered to be nonstrategic to our long-term operations. In 1997, we completed the spin-off of Gallaher Group Plc ("Gallaher Group") to our stockholders. Subsidiaries of Gallaher Group compete in the international tobacco business.

         In addition, a number of other nonstrategic businesses and product lines have been sold. In 2001, our spirits and wine business sold its U.K.-based Scotch whisky business for $200 million in cash. The sale of the business consisted of Invergordon private-label and bulk

Scotch operations and several regional brands in the U.K. In 1998, one of our home products subsidiaries sold assets relating to the manufacture of door locks and related hardware.

         We continue to pursue our strategy to enhance the operations of our principal operating companies. We actively explore possible acquisitions in fields related to our principal operating companies. We also cannot exclude the possibility of acquisitions in other fields or further dispositions. On October 9, 2000, we announced that we were exploring strategic options for our office products business. We decided, in April 2001, not to divest our office products business due to weakness in the overall economy particularly impacting the office products industry. We are currently repositioning and restructuring the business to improve both financial results and the long-term value of the business. Under this plan, our office products business is realigning and streamlining its worldwide operations, intensifying its focus on growing profitable core product categories, divesting or discontinuing non-strategic and low-return product categories and reducing overhead expenses and excess capacity.

         We review on an ongoing basis the portfolio of brands owned by our operating companies and evaluate our options for increasing shareholder value. Although no assurance can be given as to whether or when any acquisitions or dispositions will be consummated, if agreement with respect to any acquisitions were to be reached, we might finance such acquisitions by issuing additional debt or equity securities. The possible additional debt from any acquisitions, if consummated, would increase our debt-to-equity ratio and such debt or equity securities might, at least in the near term, have a dilutive effect on earnings per share. We also continue to consider other corporate strategies intended to enhance stockholder value, including share repurchases. We cannot predict whether or when any such strategies might be implemented or what the financial effect thereof might be upon our debt or equity securities.

         Another aspect of our strategy to enhance the operations of our principal operating companies has been to continuously evaluate the productivity of their product lines and existing asset base and actively seek to identify opportunities to improve our and our subsidiaries cost structure. This strategy led us to record restructuring and other non-recurring charges totaling $98.1 million in 2001. In 2000, we recorded $73 million in pre-tax restructuring and other nonrecurring charges across all segments of our business other than spirits and wine. In 1999, we recorded $196 million in pre-tax restructuring and other nonrecurring charges across all segments of our business. Additionally, in 1997, we recorded $298.2 million in pre-tax restructuring and other nonrecurring charges across all of its principal operating companies.

                              SELLING STOCKHOLDERS

         See the annual supplement for current information regarding the Selling Stockholders, the shares of our common stock beneficially owned by them, the award shares and savings plan shares offered by them with this prospectus and the shares of our common stock to be beneficially owned by them after completion of the offering. The address of each of the Selling Stockholders is Fortune Brands, Inc., 300 Tower Parkway, Lincolnshire, Illinois 60069.

                                     EXPERTS

         The consolidated financial statements and financial statement schedule incorporated in this prospectus by reference to Fortune Brands, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC, which the SEC maintains in the SEC's File No. 1-9076. You can read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         You may also inspect reports, proxy statements and other information about us at the Library of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

         The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference our Annual Report on Form 10-K, our Proxy Statement for our Annual Meeting of Stockholders, any of our other filings with the SEC and described in the Annual Supplement, and any of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

         We also incorporate by reference the following:

         o The description of our common stock, par value $3.125 per share, set forth under the headings "Description of Fortune Brands Capital Stock" and "Comparative Rights of Shareholders" on pages 94-105 of our Proxy Statement for the 1997 Annual Meeting of Stockholders of Fortune Brands, Inc.; and

         o The description of our preferred share purchase rights, set forth on our Application for Registration of Securities on Form 8-A dated December 22, 1997.

         You may request a copy of these filings, at no cost other than for exhibits of such filings, by writing to or telephoning us at the following address (or by visiting our web site at http://www.fortunebrands.com):

                           FORTUNE BRANDS, INC.
                           Legal Department
                           300 Tower Parkway
                           Lincolnshire, Illinois  60069
                           (telephone number (847) 484-4400)

         We have filed with the SEC a registration statement on Form S-8 under the Securities Act of 1933. This prospectus omits certain information contained in the registration statement, as permitted by SEC rules. You may obtain copies of the registration statement, including exhibits, as noted in the paragraph above.

         You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

         The Delaware General Corporation Law and our By-laws provide for indemnification of our officers and directors, who are also covered by certain insurance policies that we maintain. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons that control us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 2002 SUPPLEMENT
                          To Prospectus for Offers and
                            Sales of Common Stock of
                              Fortune Brands, Inc.
                         By Certain Selling Stockholders


         This Supplement dated April 30, 2002 to the Prospectus dated April 28, 2000 relating to offers and sales of award shares and retirement plan shares by certain Selling Stockholders of Fortune Brands, Inc. contains certain current information that may change from year to year. The Supplement will be updated annually and will be delivered to each Selling Stockholder. Each current supplement should be kept with the Prospectus in the Selling Stockholder's important papers. Selling Stockholders who received the April 28, 2000 Prospectus will not be sent additional copies of the Prospectus in subsequent years unless the information in the Prospectus is required to be amended or unless a Selling Stockholder requests an additional copy by writing to Fortune Brands, Inc., Legal Department, 300 Tower Parkway, Lincolnshire, Illinois 60069. Capitalized terms used in this supplement have the meanings set forth in the Prospectus.

         Date. The date of this supplement is April 30, 2002.

         Information Regarding Selling Stockholders and Award Shares and Retirement Plan Shares Covered by the Prospectus. The Prospectus covers 3,136,784 award shares that have been or may be acquired by the Selling Stockholders upon exercise or pursuant to the following awards held as of February 4, 2002:

         o incentive stock options or nonqualified stock options granted pursuant to the Employee Plans and the Director Plans, or

         o stock appreciation rights granted under the Employee Plans in respect of options under the 1999 Plan and the 1990 Plan, or

         o performance awards, awards of restricted stock or other stock-based awards, and dividend equivalents earned thereon, under the 1999 Plan and the 1990 Plan.

         The Prospectus also covers 12,672 Retirement Savings Plan Shares that have been acquired pursuant to the Retirement Savings Plan and are held on December 31, 2001 by the Trustee of the Retirement Savings Plan.

         There are set forth in the following table opposite the name of each of the Selling Stockholders:

1.       Under the heading "Shares of common stock beneficially owned",

         o the shares of our common stock beneficially owned by the Selling Stockholder on February 4, 2002 (except, as stated in Note (c) after the table, beneficial ownership is disclaimed as to certain shares), including shares of our common stock (if any) of which the Selling Stockholder had the right on such date to acquire beneficial ownership pursuant to the exercise on or before April 5, 2002 of options that we have granted, plus

         o the number (if any) of shares of our common stock held on February 4, 2002 by the Trustee of the Retirement Savings Plan that is equivalent as of that date to the Selling Stockholder's undivided proportionate beneficial interest in all such shares;

         2. Under the heading "Retirement Savings Plan Shares", the number (if any) of shares of our common stock held on February 4, 2002 by the Trustee of the Retirement Savings Plan that is equivalent as of that date to the Selling Stockholder's undivided proportionate beneficial interest in all such shares and offered by the Prospectus;

         3. Under the heading "Award shares acquired or which may be acquired and offered", the shares of our common stock that

         o have been acquired by the Selling Stockholder pursuant to performance awards, awards of restricted stock or other stock-based awards, and dividend equivalents earned thereon, if any, or upon the exercise of options and stock appreciation rights, or

         o may be acquired by the Selling Stockholder pursuant to performance awards or other stock-based awards, and dividend equivalents earned thereon, if any, or upon the exercise of options and stock appreciation rights outstanding as of February 4, 2002, and

         o may be offered or sold by the Selling Stockholder using the Prospectus.

         4. Under the heading "Shares of common stock to be owned after completion of the offering", the shares of our common stock to be beneficially owned by the Selling Stockholder after completion of the offering, based on the number of shares owned on February 4, 2002.

         Certain options granted pursuant to the Employee Plans and the Director Plans may be transferred to a member of a Selling Stockholder's immediate family or to a trust for the benefit of such immediate family members. The names of such transferees and the number of award shares that may be offered by them under the Prospectus will be included in a supplement when such information becomes known. The information as to security holdings is based on information that we receive from the Selling Stockholders, from our Compensation and Stock Option Committee, our Nominating and Corporate Governance Committee and our Corporate Employee Benefits Committee, and from the Trustee of the Retirement Savings Plan, and has been adjusted to reflect (1) the spin-off of Gallaher Group Plc, effective May 30, 1997 and (2) two-for-one stock splits in the form of 100% stock dividends, at a rate of one additional share of our common stock for each share of common stock issued, effective September 10, 1986 and October 9, 1990, respectively. Shares of our common stock have attached thereto certain preferred stock purchase rights that we distributed as a dividend on December 24, 1997.



                                                                                           (3)           (4)
                                                                                          Award       Shares of
                                                                                         shares         common
                                                               (1)                     acquired or      stock
                                                            Shares of                     which         to be
                                                             common         (2)          may be         owned
                                                              stock      Retirement     acquired        after
                                   Present principal       beneficially   Savings          and        completion
                                      positions or            owned     Plan Shares      offered     of offering
      Selling Stockholder          offices with us or       (a)(b)(c)       (a)          (b)(d)          (c)
                                      affiliates*
Patricia O. Ewers..........      Director                    14,131         -0-         12,717          3,914

Thomas C. Hays.............      Director                    820,248      3,915        797,998         20,835

John W. Johnstone, Jr. ....      Director                    14,831         -0-         12,717          4,614

Gordon R. Lohman...........      Director                    11,717         -0-         12,717          1,500

Charles H. Pistor, Jr......      Director                    6,014          -0-            -0-          6,014

Eugene A. Renna............      Director                    10,320         -0-          9,000          3,820

Anne M. Tatlock............      Director                    14,349         -0-         12,717          4,132

David M. Thomas............      Director                    2,625          -0-          4,375            750

Norman H. Wesley...........      Director; Chairman of       457,880        -0-      1,004,422          2,000
                                 the Board and Chief
                                 Executive Officer

Peter M. Wilson............      Director                    11,272         -0-          9,500          4,272

Thomas J. Flocco                 Senior Vice                 59,470         -0-        257,666            -0-
                                 President-Strategy and
                                 Corporate Development

Nadine A. Heidrich.........      Vice President and            -0-          -0-         19,500            -0-
                                 Corporate Controller

Mark Hausberg..............      Senior Vice President-      118,772      1,110         200,944           -0-
                                 Finance and Treasurer

                                                                                           (3)           (4)
                                                                                          Award       Shares of
                                                                                         shares         common
                                                               (1)                     acquired or      stock
                                                            Shares of                     which         to be
                                                             common         (2)          may be         owned
                                                              stock      Retirement     acquired        after
                                   Present principal       beneficially   Savings          and        completion
                                      positions or            owned     Plan Shares      offered     of offering
      Selling Stockholder          offices with us or       (a)(b)(c)       (a)          (b)(d)          (c)
                                      affiliates*

Craig P. Omtvedt...........      Senior Vice President       196,922      2,352         451,435          -0-
                                 and Chief Financial
                                 Officer

Mark A. Roche..............      Senior Vice President,      186,739      5,295         331,076          -0-
                                 General Counsel and
                                 Secretary
----------

         * Positions are those with us, unless otherwise indicated. Each of the Selling Stockholders has been a director or officer of our company or one of our subsidiaries for the past three years, except for Mr. Thomas, who has been a director since June 25, 2000 and Ms. Heidrich, who has been Vice President and Corporate Controller since September 12, 2001.

         (a) The numbers of shares attributable to contributions by our company under the Retirement Savings Plan included in the numbers shown in Columns (1) and (2) are as follows: Thomas C. Hays, 1,094; Mark Hausberg, 1,110; Craig P. Omtvedt, 1,261; Mark A. Roche, 3,689. The number of shares attributable to employee contributions under such Plan included in the numbers shown in Columns
(1) and (2) are as follows: Thomas C. Hays, 2,821; Craig P. Omtvedt, 1,091; and Mark A. Roche, 1,606.

         (b) The numbers of shares of which the Selling Stockholders had the right to acquire beneficial ownership pursuant to the exercise on or before April 5, 2002 of options that we granted included in the numbers shown in Columns (1) and (3) are as follows: Patricia O. Ewers, 10,217; Thomas C. Hays, 713,574; John W. Johnstone, Jr., 10,217; Gordon R. Lohman, 10,217; Eugene R. Renna, 6,500; Anne M. Tatlock, 10,217; David M. Thomas, 1,875 Norman H. Wesley, 374,010; Peter M. Wilson, 7,000; Thomas J. Flocco, 55,568; Mark Hausberg, 103,633; Craig P. Omtvedt, 161,968; and Mark A. Roche, 144,978. Inclusion of such shares does not constitute an admission by any Selling Stockholder that such person is the beneficial owner of such shares.

         (c) To the best of our knowledge, each Selling Stockholder has sole voting and investment power with respect to shares shown after such person's name in Columns (1), (2) and (4) above, other than with respect to the shares listed in Note (b) above and except as follows: Mr. Hays shares voting and investment power as a co-trustee of various family trusts with respect to 5,107 shares and with respect to which he disclaims beneficial ownership and Mr. Hays has no voting or investment power with respect to 4,000 shares held in trust for the benefit of his wife and with respect to which he disclaims beneficial ownership. The Trustee of the Retirement Savings Plan has agreed to vote the shares it holds in the Trust in accordance with instructions received from members of the Plan and shares as to which instructions are not received are voted by the Trustee proportionally in the same manner as shares as to which it has received instructions.

         (d) The numbers of shares in Column (3) include shares covered by performance awards granted under the 1999 Plan and the 1990 Plan if the maximum performance goals to which such awards relate are met for the performance periods 1998-2000, 1999-2001 and 2000-2002. The number of shares of Common Stock so covered are as follows: Norman H. Wesley, 165,000; Thomas J. Flocco, 54,450; Nadine A. Heidrich, 4,500; Mark Hausberg, 19,650; Craig P. Omtvedt, 70,200; Mark
A. Roche, 43,800. Inclusion of such shares does not constitute an admission by any Selling Stockholder that such person is the beneficial owner of such shares.

         Market Price. The closing price per share of our common stock as reported on the New York Stock Exchange Composite Transactions on April 26, 2002 was $53.06.

         Documents Incorporated by Reference. For further current information about us and our subsidiaries, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which incorporates by reference certain information, including our Consolidated Financial Statements contained in our 2001 Annual Report to Stockholders, and see also our Proxy Statement for the 2002 Annual Meeting of Stockholders and our Current Reports on Form 8-K dated January 23, March 6, March 19, and April 5 and April, 18 2002. Each of the foregoing is on file with the Securities and Exchange Commission.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.  Exhibits

         23a3 - Consent of PricewaterhouseCoopers LLP, independent accountants.

         24a2 - Power of Attorney authorizing certain persons to sign this Post-Effective Amendment No. 2 on behalf of certain directors and officers of Registrant.

         24b2 - Power of Attorney authorizing certain persons to sign this Post-Effective Amendment No. 2 on behalf of administrators of the Plan.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lincolnshire, State of Illinois, on this 30th day of April, 2002.

                                        FORTUNE BRANDS, INC.

                                        By:  /s/ Mark A. Roche
                                           -------------------------------------
                                          (Mark A. Roche, Senior Vice President
                                           General Counsel and Secretary)




         Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on this 30th day of April, 2002.


                      Signature                                            Title
                      ---------                                            -----
                   Norman H. Wesley*                     Chairman of the Board and Chief Executive
      ----------------------------------------           Officer (principal executive officer) and
                 (Norman H. Wesley)                                       Director

                   Craig P. Omtvedt*                           Senior Vice President and Chief
      -----------------------------------------                      Financial Officer
                 (Craig P. Omtvedt)                            (principal financial officer)

                 Nadine A. Heidrich*                                Vice President and
     ------------------------------------------                    Corporate Controller
                (Nadine A. Heidrich)                           (principal accounting officer)

                  Patricia O. Ewers*                                     Director
     ------------------------------------------
                 (Patricia O. Ewers)

                   Thomas C. Hays*                                       Director
       ---------------------------------------
                  (Thomas C. Hays)

               John W. Johnstone, Jr.)*                                  Director
      ----------------------------------------
              (John W. Johnstone, Jr.)









                                      II-2


                      Signature                                            Title
                      ---------                                            -----

                 Gordon R. Lohman*                                       Director
       --------------------------------------
                 (Gordon R. Lohman)

                 Charles H. Pistor, Jr.)*                                Director
      -----------------------------------------
              (Charles H. Pistor, Jr.)

                   Eugene A. Renna*                                      Director
       --------------------------------------
                  (Eugene A. Renna)

                   Anne M. Tatlock*                                      Director
       --------------------------------------
                  (Anne M. Tatlock)

                    David M. Thomas*                                     Director
        -------------------------------------
                  (David M. Thomas

                     Peter M. Wilson*                                    Director
       ---------------------------------------
                  (Peter M. Wilson)







     *By:      /s/ A. Robert Colby
               -----------------------------------------------
               (A. Robert Colby, Attorney-in-Fact)

         Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lincolnshire, State of Illinois, on this 30th day of April, 2002.





                                      FORTUNE BRANDS RETIREMENT
                                        SAVINGS PLAN

                                      By:  Frank J. Cortese*
                                         -----------------------------------
                                         (Frank J. Cortese, Chairman,
                                         Corporate Employee Benefits Committee)







*By:  /s/ A. Robert Colby
      -----------------------------------
      (A. Robert Colby, Attorney-in-Fact)









                                      II-4